SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.                  )

     Filed by the Registrant   [ X ]

     Filed by a Party other than the Registrant   [  ]

     Check the appropriate box:

     [  ]  Preliminary Proxy Statement       [   ]  Confidential.  For Use
                                                    of the Commission Only
                                                    (as permitted by Rule
                                                    14a-6(e)(2))
     [X]   Definitive Proxy Statement
     [ ]   Definitive Additional Materials
     [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Statewide Financial Corp.
     ----------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
     ----------------------------------------------------------------------
          (Name of Person(s) Filing Proxy Statement, if Other Than the
                                   Registrant)

     Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
     ----------------------------------------------------------------------
          (2)  Aggregate number of securities to which transaction applies:
     ----------------------------------------------------------------------
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     ----------------------------------------------------------------------
          (4)  Proposed maximum aggregate value of transaction:
     ----------------------------------------------------------------------
          (5)  Total fee paid:
     ----------------------------------------------------------------------
     [  ] Fee paid previously with preliminary materials:
     ----------------------------------------------------------------------
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount Previously paid:
     ----------------------------------------------------------------------
          (2)  Form, Schedule or Registration Statement no.:
     ----------------------------------------------------------------------
          (3)  Filing Party:
     ----------------------------------------------------------------------
          (4)  Date Filed:
     ----------------------------------------------------------------------

                                     (LOGO)




                                        April 16, 1998




     Dear Statewide Financial Corp. Shareholder:

          You are cordially invited to attend the annual meeting of shareholders (the "Annual Meeting") of Statewide Financial Corp. (the "Company"), the holding company for Statewide Savings Bank, S.L.A. (the "Bank"), to be held on May 6, 1998, at 10:30 a.m., at the Newark Airport Marriott, Newark International Airport, Newark, New Jersey 07114.

          At the Annual Meeting, shareholders will be asked to elect two members to the Board of Directors.

          The Board of Directors of the Company has determined that the election of the Board's nominees is in the best interests of the Company and its shareholders and the Board unanimously recommends that you vote "FOR" each candidate.

          YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS. WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED SO THAT YOUR SHARES WILL BE REPRESENTED.

          On behalf of the Board of Directors, officers and all of the employees of the Company, I thank you for your continued interest and support.

                                        Sincerely yours,



                                        Victor M. Richel
                                        Chairman of the Board, President
                                        and Chief Executive Officer

                            STATEWIDE FINANCIAL CORP.
                                  70 Sip Avenue
                          Jersey City, New Jersey 07306
                          -----------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 6, 1998
                         ------------------------------



          NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the "Annual Meeting") of Statewide Financial Corp. (the "Company") will be held on May 6, 1998, at 10:30 a.m., at the Newark Airport Marriott, Newark International Airport, Newark, New Jersey 07114.

          The purpose of the Annual Meeting is to consider and vote upon the following matters:


     1. Election of two directors each to a three-year term of office;

     2. Such other matters as may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the meeting.


          The Board of Directors has established March 18, 1998, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.


                                        By Order of the Board of Directors





                                        Victor M. Richel
                                        Chairman of the Board, President
                                        and Chief Executive Officer



     Jersey City, New Jersey
     April 16, 1998


                            STATEWIDE FINANCIAL CORP.
                                  70 Sip Avenue
                          Jersey City, New Jersey 07306
                         -------------------------------


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 6, 1998
                         -------------------------------


     Solicitation and Voting of Proxies

          This Proxy Statement is being furnished to shareholders of Statewide Financial Corp. (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders (the "Annual Meeting"), to be held on May 6, 1998, at 10:30 a.m., at the Newark Airport Marriott, Newark International Airport, Newark, New Jersey 07114 and at any adjournments thereof. The 1997 Annual Report to Shareholders, including consolidated financial statements for the fiscal year ended December 31, 1997, and a proxy card, accompanies this Proxy Statement, which is first being mailed to record holders on or about April 16, 1998.

          Regardless of the number of shares of common stock owned, it is important that you vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Shareholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXY CARDS WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

          Other than the matters set forth on the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no additional matters that may be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting and at any adjournments thereof, including whether or not to adjourn the Annual Meeting.

          A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

          The cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Company. In addition to the solicitation of proxies by mail, Chase Mellon Shareholder Services, LLC will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $3,500, plus out of pocket expenses. Proxies may also be solicited personally or by mail or telephone by directors, officers and other employees of the Company and Statewide Savings Bank, S.L.A. (the "Bank"), its wholly-owned subsidiary, without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

     Voting Securities

          The securities which may be voted at the Annual Meeting consist of shares of common stock, no par value, of the Company ("Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors.

          The close of business on March 18, 1998, has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders of record entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. The total number of shares of Common Stock outstanding on the Record Date was 4,509,164 shares.

          In accordance with the provisions of the Company's Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and
     (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

          The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote (after giving effect to the Limit described above, if applicable) is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

          The proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board of Directors, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under New Jersey law and the Company's Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for one or more of the nominees being proposed is withheld.


     Interest of Certain Persons in Matters to be Acted Upon

          All persons standing for election as director were unanimously nominated by the Board of Directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.


     Security Ownership of Certain Beneficial Owners

          The following table sets forth information as to those persons believed by the Company to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock on the Record Date or as disclosed in certain reports regarding such ownership filed by such persons with the Company and with the Securities and Exchange Commission ("SEC"), in accordance with sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Other than those persons listed below, the Company is not aware of any person, as such term is defined in the Exchange Act, that owns more than 5% of the Company's Common Stock as of February 28, 1998.

                                                       Amount and
                                                       Nature of
                            Name and Address of        Beneficial Percent
     Title of Class           Beneficial Owner         Ownership of Class
     --------------           ---------------          ---------  -------
     Common Stock    Thomson, Horstmann & Bryant, Inc.
                     Park 80 West, Plaza Two           571,900     12.68%
                     Saddle Brook, NJ  07663

     Common Stock    Statewide Savings Bank, S.L.A.
                     Employee Stock Ownership Trust    423,200(1)   9.39%
                     ("ESOP")
                     70 Sip Avenue
                     Jersey City, NJ 07306

     --------------------

     (1) The Board of Directors has appointed Messrs. Richel, Lenihan and Jehle to serve as the ESOP Administrative Committee. Manchester Trust Bank, Lakehurst, New Jersey has been appointed as the corporate trustee for the ESOP ("ESOP Trustee"). The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participants. Under the ESOP, unallocated shares will be voted by the ESOP Trustee and shares allocated to participant's accounts who do not provide voting instructions to the ESOP Trustee will be voted by the ESOP Trustee in the best interest of the participants and beneficiaries in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").


                     PROPOSALS TO BE VOTED ON AT THE MEETING

                              ELECTION OF DIRECTORS

          The Board of Directors of the Company currently consists of six directors and is divided into three classes. Each of the six members of the Board of Directors of the Company also presently serve as directors of the Bank. Directors are elected for staggered terms of three years each, with the term of office of only one of the three classes of Directors expiring each year. Directors serve until their successors are elected and qualified.

          The two nominees proposed for election at this Annual Meeting are Thomas Sharkey, Sr. and Thomas V. Whelan.

          In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE NOMINEE IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.


     Information with Respect to the Nominees, Continuing Directors and Executive Officers

          The following table sets forth, as of the Record Date, the names of the nominees and those directors whose terms continue beyond the Annual Meeting and their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of the Company or the Bank, and the year in which their terms (or in the case of the nominees, their proposed terms) as director of the Company expire. The table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each and all directors and executive officers as a group as of February 28, 1998.


                                                              Shares of
     Name and Principal                        Expiration    Common Stock   Percent
     Occupation at Present           Director  of Term as    Beneficially      of
     and for Past Five Years     Age Since(1)   Director       Owned(2)      Class
     -----------------------     ---  -------   --------       -------       -----
     Nominees
     Thomas Sharkey, Sr.         64    1997      2001      20,419.000(3)(4)  0.45%
      Chairman, Meeker Sharkey
      Financial Group

     Thomas V. Whelan            54    1995      2001      65,871.000(3)     1.45%
      Chairman of the Board and
      Chief Executive Officer of
      Healthways Communications,
      Inc., a medical education
      and communications company

     Continuing Directors
     Maria F. Ramirez            50    1989      2000      34,371.000(3)     0.76%
      President of Maria Fiorini
      Ramirez, Inc., an inter-
      national economic and
      investment advisory firm
      and Maria Fiorini Ramirez
      Securities, Inc., a
      securities brokerage firm

     Stephen R. Tilton           52    1989      2000      65,005.000(3)(5)  1.43%
      President of Garban, Ltd.,
      a financial services firm

     Victor M. Richel            59    1974      1999     128,322.739(6)     2.83%
      Chairman of the Board,
      President and Chief
      Executive Officer of the
      Company; Chairman and Chief
      Executive Officer of the
      Bank; formerly a group Vice
      President of Elizabethtown
      Gas Company, a public
      utility

     Walter G. Scott             56    1986      1999      51,255.000(3)     1.13%
      President of Scott Printing
      Corporation, a financial
      printing company
     Executive Officers of the
     Company, Name and Position
     with Company

     Michael J. Griffin          48      -       -         29,352.000(7)     0.65%
      President and Chief
      Operating Officer of the
      Bank; formerly Executive
      Vice President, Summit Bank

     Robert H. Hunt, Jr.         50      -       -         23,426.118(8)     0.52%
      Senior Vice President of
      the Bank; formerly Senior
      Vice President of Bancorp
      New Jersey
     Augustine F. Jehle          54      -       -         17,293.687(9)     0.38%
      Vice President & Secretary
      of the Company and Senior
      Vice President of the Bank

     Bernard F. Lenihan          51      -       -         53,232.493(10)    1.17%
      Senior Vice President,
      Treasurer and Chief
      Financial Officer; formerly
      an Executive Officer with
      NUI Corp., a publicly
      traded utility

     Stock Ownership of all       -      -          -     488,548.037(11)   10.83%
     Directors and Executive
     Officers of the Company
     as a Group (10 persons)

     --------------------

     (1) Includes years of service as a director of the Bank and its predecessor institutions.
     (2) Beneficially owned shares include shares over which the named person exercised either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within sixty (60) days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.
     (3) Includes 5,290 shares purchasable upon the exercise of stock options which may be exercised within sixty (60) days.
     (4)  Includes 6,665 shares held by corporations controlled by Mr.
          Sharkey.
     (5)  Includes 630 shares held by Mr. Tilton's son.
     (6) Includes 2,949.239 shares held by the Company's 401(k) Plan for Mr. Richel's benefit, 3,022.500 shares held by the Bank's ESOP and allocated for Mr. Richel's benefit, and 560 shares held by Mr. Richel's spouse in her own name. Also includes 26,450 shares purchasable upon the exercise of stock options which may be exercised within sixty (60) days.
     (7) Includes 6,340 shares purchasable upon the exercise of stock options which may be exercised within sixty (60) days.
     (8) Includes 875.718 shares held for Mr. Hunt's benefit by the Company's 401(k) Plan and 2,984.400 shares allocated for Mr. Hunt's benefit under the Bank's ESOP. Also includes 6,340 shares purchasable upon the exercise of stock options which may be exercised within sixty (60) days.
     (9) Includes 1,843.774 shares held for Mr. Jehle's benefit by the Company's 401(k) Plan and 2,777.913 shares allocated for Mr. Jehle's benefit under the Bank's ESOP. Also includes 2,116 shares purchasable upon the exercise of stock options which may be exercised within sixty (60) days.
     (10) Includes 2,656.993 shares held for Mr. Lenihan's benefit under the Company's 401(k) Plan, 3,022.500 shares allocated for Mr. Lenihan's benefit under the Bank's ESOP, 1,280 shares held by Mr. Lenihan's spouse in her own name, and 2,243 shares held by trusts for the benefit of Mr. Lenihan's children. Mr. Lenihan is the Trustee of these trusts. Also includes 6,340 shares purchasable upon the exercise of stock options which may be exercised within sixty (60) days.
     (11) Includes 74,036 shares purchasable upon the exercise of stock options which may be exercised within sixty (60) days.


     Meetings of the Board of Directors and Committees of the Board of Directors

          The Board of Directors conducts its business through meetings of the Board of Directors and through activities of its committees. During 1997, the Board of Directors of the Company held thirteen (13) meetings. All of the directors of the Company attended at least 75% of the total number of the Company's Board meetings held and committee meetings on which such directors served during 1997.

          Audit Committee. The Company and the Bank maintain an Audit Committee. The Audit Committee consists of Messrs. Whelan (Chairman), Sharkey and Tilton, all of whom are outside directors of the Company and the Bank. The Audit Committee arranges the annual financial statement audit through the Company's and the Bank's independent certified public accountants, reviews and evaluates the recommendations of the annual audit, receives all reports of examination of the Bank by the internal audit department, analyzes such internal audit reports, receives all reports of examination of the Bank by regulatory agencies, analyzes such regulatory reports, and reports to the Board of Directors the results of their analysis. The Audit Committee met four (4) times during 1997.

          Compensation/Benefits Committee. The Company and the Bank maintain a Compensation/Benefits Committee. The Compensation/Benefits Committee consists of Messrs. Scott (Chairman), Sharkey and Whelan, and Ms. Ramirez. The Compensation/Benefits Committee meets to establish compensation for the Chief Executive Officer, approve the compensation of executive officers and various compensation and benefits to be paid to employees and to review the incentive compensation programs when necessary. The Compensation/Benefits Committee met three (3) times during 1997.

          Nominating Committee. The Company maintains a Nominating Committee. The Nominating Committee consists of Ms. Ramirez
     (Chairwoman) and Messrs. Richel, Tilton, Scott, Sharkey and Whelan. The Nominating Committees selects the Company's nominees to stand for election to the Board of Directors at the Annual Meeting.


     Directors' Compensation

          Directors' Fees. Directors who are not also serving as employees of the Company or the Bank ("Outside Directors") receive an annual retainer of $10,000 for serving on the Board, and $600 for each Board meeting attended. Board members also receive an annual retainer of $2,500 for each Committee on which they serve, and $500 per Committee meeting attended, except for the Nominating Committee, for which Directors are not compensated. In addition, Mr. Scott receives an annual $15,000 retainer for this service as Chairman of the Board's Executive Committee. Directors who are also officers of the Bank do not receive fees or other compensation for their Board or Committee participation.

          Directors' Stock Options. The Company maintains the Statewide Financial Corp. 1996 Stock Option Plan for Outside Directors (the "Outside Directors' Plan"). Under the Outside Directors' Plan, 158,700 shares of Common Stock have been reserved for issuance. Non-employee directors of the Company, the Bank and any other subsidiaries which the Company may acquire or incorporate are eligible to participate in the Outside Directors' Plan. Each participant in the Outside Directors' Plan automatically receives an option to purchase 26,450 shares of Common Stock, to the extent shares are available under this plan, effective as of the date such participant commences his service on the Board of Directors. No option may be exercised more than ten years after the date of its grant. The purchase price of the shares of Common Stock subject to options under the Outside Directors' Plan is 100% of the fair market value on the date such option is granted. All options granted pursuant to the Outside Directors' Plan are subject to a vesting restriction, with 20% of such options vesting and becoming exercisable on the first anniversary date of such grant and each anniversary date thereafter, subject to acceleration in certain circumstances, including a change in control of the Company.

          In addition, in November, 1997, each non-employee member of the Company's Board of Directors was granted an option to purchase 5,000 shares of the Company's common stock. Each of these options has an exercise price of $21.23 per share (the fair market value of the common stock on the date of grant), an exercise term of 10 years and a vesting restriction providing for 20% of each such option to vest and become exercisable on the first anniversary date of grant and each anniversary date thereafter, subject to acceleration in certain circumstances, including a change in control of the Company.

          Recognition and Retention Plan for Outside Directors. The Company maintains the Statewide Financial Corp. Recognition and Retention Plan for Outside Directors (the "Directors' RRP"). Under the Directors' RRP, grants of up to 63,480 shares of Common Stock may be made to non-employee directors of the Company, the Bank and any other subsidiaries which the Company may acquire or incorporate.
     Under the Directors' RRP, each such director will receive a grant of 10,580 shares of Common Stock, to the extent shares are available under this plan, as of the date such participant commences his service on the Board of Directors. Grants of stock under the Directors' RRP are subject to a five year vesting schedule, with 20% of a grant vesting on the first anniversary date of the grant and 20% vesting each anniversary thereafter, subject to acceleration in certain circumstances, including a change in control of the Company. Shares subject to grants under the Directors' RRP may not be transferred until they have vested. During the vesting period, Directors may vote such shares and are entitled to receive cash dividends upon such shares.

          Insurance. The Company pays premiums on certain life insurance policies for its non-employee Directors. The Directors are permitted to select the beneficiaries of these policies. In addition, the Company provides each non-employee Director with a tax allowance on the taxable value of the insurance premiums. The value of these premium payments and tax allowances differs by Board member, and range from approximately $3,300 to approximately $4,800.

                             Executive Compensation

          The report of the compensation/benefits committee and the following stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


     Compensation Committee Report on Executive Compensation.

          General. The Company's executive compensation program is administered by the Compensation/Benefits Committee of the Board of Directors. The Compensation/Benefits Committee is comprised of Messrs. Scott (Chairman), Sharkey and Whelan and Ms. Ramirez. The Compensation/Benefits Committee is responsible for establishing the compensation levels and benefits for executive officers of the Company and the Bank.

          Compensation Policies. The Compensation/Benefits Committee has the following goals for compensation programs impacting the executive officers of the Company and the Bank:

          - to align the interests of executive officers with the long-term interests of shareholders through awards that can result in ownership of Common Stock;

          - to retain the executive officers who have led the Company to high performance levels and allow the Company to attract high quality executive officers in the future by providing total compensation opportunities which are consistent with competitive norms of the industry and the Company's level of performance; and

          - to maintain reasonable "fixed" compensation costs by targeting base salaries at a competitive average.

     In addition, in order to align the interests and performance of its executive officers with the long term interests of its shareholders, the Company has adopted plans which reward the executives for delivering long term value to the Company and the Bank.

          The executive compensation package available to executive officers has been and will be composed of the following components:

          1.   base salary;

          2.   short-term incentive compensation; and

          3. long-term incentive compensation, including stock options and stock awards.

     Mr. Richel has an Employment Agreement with the Company and the Bank which specifies a minimum base salary and requires periodic review of such salary. In addition, executive officers participate in other benefit plans available to all employees, including the ESOP and the 401(k) Plan.

          Base Salary. The Compensation/Benefits Committee meets during the last quarter of each year to determine the level of any salary increase to take effect at the beginning of the year immediately following. While it uses no specific formula within its decision making process, the Compensation/Benefits Committee determines the level of salary increases after reviewing the qualifications and experience of the executive officers of the Company, the compensation paid to persons having similar duties and responsibilities at other institutions, and the size of the Company and the complexity of its operations.

          Short Term Incentive Compensation. Each year the Compensation/Benefits Committee establishes the size of the pool of available bonus money based upon the expected performance of the Company for that year. The parameters for the award of bonuses are related to the Company attaining specific levels of performance, and the individual achieving targeted objectives designed to support and implement the Company's objectives and strategies.

          Specific goals developed for 1997 related to: return on equity, earnings, expense levels and asset growth and quality. Achievement of individual goals is reviewed by the Compensation/Benefits Committee to determine the extent to which the individual contributed to meeting the Company's goals, and to make a qualitative assessment of the individual officer's performance and an assessment, in the case of executive officers other than the Chief Executive Officer, of the extent to which the individual met additional goals specified in the annual incentive plan relating to his area of responsibility. The bonus for any individual executive officer can vary between zero and 100% of their individual target bonus, based upon their performance and the Company's performance.

          Long Term Incentive Compensation. The Statewide Financial Corp. 1996 Incentive Stock Option Plan (the "Incentive Option Plan") and the Statewide Financial Corp. Recognition and Retention Plan for Executive Officers and Employees (the "RRP") are long-term plans designed to align a significant portion of the executive compensation program with shareholder interests. The Company and the Bank have adopted the Incentive Option Plan and the RRP, respectively, under which executive officers of the Company and the Bank may receive grants and awards. The Compensation/Benefits Committee believes that stock ownership is a significant incentive in building shareholders' wealth and aligning the interests of employees, Outside Directors and shareholders. All of the Outside Directors and executive officers have received grants and awards which have vesting schedules of 20 % per year beginning on the first anniversary of the grant or award, subject to acceleration in certain circumstances. In issuing these grants and awards to executive officers, the Compensation/Benefits Committee takes into account the financial performance of the Company, the long term strategic goals of Statewide to increase shareholder value and the executive's level of responsibility and contributions to the Company.

          A summary of the compensation awarded to Victor M. Richel, Chairman, President and Chief Executive Officer, and other executive officers, is set forth in the Summary Compensation Table, and reflects the facts and considerations as outlined above.

     Compensation/Benefits Committee

     Walter G. Scott, Thomas Sharkey, Sr., Thomas V. Whelan and Maria F. Ramirez

          Stock Performance Graph. The following graph shows a quarterly comparison of cumulative total shareholder return on the Company's Common Stock, based upon the market price of the Common Stock, with the S&P Small Cap 600 Index and the SNL Index for thrift institutions with assets between $500 million and $1 billion for the period beginning on September 29, 1995, the date the Company completed its initial public offering, through December 31, 1997. The information assumes that $100 was invested on September 29, 1995. THE GRAPH WAS DERIVED FROM A LIMITED PERIOD OF TIME AND REFLECTS THE MARKET'S REACTION TO THE COMPANY'S INITIAL PUBLIC OFFERING, AND, AS A RESULT, MAY NOT BE INDICATIVE OF POSSIBLE FUTURE PERFORMANCE OF THE COMPANY'S COMMON STOCK.

                                                  Period Ending
                                -------------------------------------------------
     Index                     10/2/95 12/31/95 6/30/96 12/31/96 6/30/97 12/31/97
     -----                     ------- -------- ------- -------- ------- --------
     Statewide Financial Corp.  100.00   130.60  123.75   145.94  184.92  249.23
     S&P Small Cap 600 Index    100.00   101.77  113.19   123.44  137.70  155.00
     SNL Thrifts (500M to $1B)
     Index                      100.00   104.40  108.99   129.45  163.71  218.66



     Annual Compensation and all Other Compensation

          Summary Compensation Table. The following table shows, for the years ended December 31, 1997, 1996 and 1995, the cash compensation paid or accrued for those years, to the chief executive officer and to each of the Company's four highest paid executive officers earning over $100,000.



                                            Annual Compensation                   Long-Term Compensation
                                       ------------------------------  -------------------------------------------
                                                                               Awards          Payouts
                                                                       ---------------------  ---------
                                                                      Restricted   Securities
                                                          Other Annual   Stock     Underlying    LTIP     All Other
     Name and                                      Bonus  Compensation Award(s)     Options/   Payouts  Compensation
     Principal Position         Year   Salary ($)   ($)      ($)(1)     ($)(2)      SARs (#)     ($)       ($)(3)
     ------------------         ----   ----------   ---      ------     ------      --------     ---       ------
     Victor M. Richel          1997   $285,000    $139,650  $51,126    $      0        25,000   None      $ 37,440
      Chairman of the Board,   1996    277,574     138,500   17,511     615,227       132,500   None        21,031
      President and CEO of     1995    189,348(4)  113,600   30,434           0             0   None             0
      the Company and Chairman
      and CEO of the Bank

     Michael J. Griffin        1997   $149,039(4) $ 45,600  $19,242    $325,045        39,200   None      $      0
      President and Chief
      Operating Officer of
      the Bank

     Bernard F. Lenihan        1997   $150,000     $44,100  $28,512    $      0         7,500   None       $37,440
      Senior Vice President,   1996    144,602      34,650   19,990     267,630        31,700   None        21,031
      Treasurer and CFO        1995     91,060(4)   24,750    7,622           0             0   None             0

     Augustine F. Jehle        1997   $118,000     $29,200  $22,124    $      0         5,000   None       $33,497
      Vice President and       1996    107,725      21,100   17,146     123,045        10,580   None        19,876
      Secretary of the Company 1995    100,907      20,400    6,874           0             0   None             0
      and Senior Vice
      President of the Bank

     Robert H. Hunt, Jr.       1997   $135,000     $33,400  $20,588    $      0         5,000   None       $37,440
      Senior Vice President    1996    127,645      30,950   15,732     153,807        31,700   None        20,483
      of the Bank              1995     31,029(4)        0      391           0             0   None             0

     --------------------
     (1) Includes the imputed value of personal use of Company automobiles, life insurance premiums and Company matching contributions to its 401(k) Plan. For 1996 and 1997, includes the amount of cash dividends paid on unvested share awards granted pursuant to the RRP.
     (2) Awards granted pursuant to the RRP are subject to a five year vesting schedule and are subject to forfeiture during the vesting period. For Messrs. Richel, Lenihan, Jehle and Hunt, the first 20% of their awards vested on July 15, 1997, the first anniversary date of the effective date of the award. The value of the awards made pursuant to the RRP was based upon a market value of $11.63 on the date of grant. For Mr. Griffin, the first 20% of his award vested on January 8, 1998, and the value of his award is based on a market value of $14.125 on the date of grant. At December 31, 1997, Messrs. Richel, Griffin, Lenihan, Jehle and Hunt held an aggregate of 52,900, 23,012, 23,012, 10,580 and 13,225 shares of Common Stock, respectively, the number of shares originally granted, which had a market value of $1,269,600, $552,288, $552,288, $253,920 and $317,400, respectively based upon a market value of $24.00 for the Common Stock on December 31, 1997. Pursuant to the RRP, recipients of restricted stock awards are entitled to receive dividends on the awards. All awards vest immediately upon termination of employment due to death, disability or upon a change in control of the Company.
     (3)  Includes shares of Common Stock granted pursuant to the ESOP.
          For 1997, Messrs. Richel, Lenihan, Jehle and Hunt were allocated 1560, 1560, 1,395.7 and 1,560, shares of Common Stock, respectively. Dollar amounts reflect market value ($24.00) as of December 31, 1997.
     (4) Mr. Richel became Chairman, President and Chief Executive Officer of the Company on January 23, 1995 and Mr. Lenihan became Senior Vice President, Treasurer and Chief Financial Officer of the Company on April 24, 1995. Mr. Hunt became Chief Lending Officer of the Bank on September 25, 1995 and Mr. Griffin became the President and Chief Operating Officer of the Bank on January 8, 1997, at an annual salary of $155,000.

          Employment Agreements. The Bank and the Company have entered into an employment agreement (the "Employment Agreement") with Mr. Richel. The employment agreement is intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends, to a significant degree, on the skills and competence of Mr. Richel.

          The Employment Agreement provides for a three-year term, and further provides that it will automatically be renewed on each anniversary date unless, ninety days prior to such anniversary date, either party provides written notice of its intention not to renew. The Employment Agreement provides that Mr. Richel will receive an annual base salary, and that his base salary will be reviewed annually by the Board of Directors. For 1997, Mr. Richel's base salary was $285,000. In addition, the Employment Agreement provides that upon the attainment by the Bank and the Company of certain performance criteria, Mr. Richel is to receive a bonus in an amount up to 50% of his base salary, as determined by the Board of Directors. The Employment Agreement permits the Bank or the Company to terminate Mr. Richel's employment for cause at any time. The Employment Agreement defines cause to mean personal dishonesty, incompetence, wilful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, wilful violation of any law, rule or regulation (other than traffic violations or similar offenses) final cease and desist order, or material breach of any provision of the Employment Agreement. In the event Mr. Richel is terminated for any reason other than cause, or in the event Mr. Richel resigns his employment from the Bank and the Company because (i) he is reassigned to a position of lesser rank or status than Chairman of the Board and Chief Executive Officer; (ii) his place of employment is relocated by more than thirty miles from its location as of the date of the Employment Agreement; (iii) his compensation or other benefits are reduced; or (iv) the Company provides Mr. Richel with notice that it will not renew the Employment Agreement, Mr. Richel or, in the event of death, his beneficiary will be entitled to severance pay in an amount equal to the remaining salary payments under the Employment Agreement. Mr. Richel is also entitled to a tax allowance on these payments. In calculating the remaining term of the Employment Agreement, the Employment Agreement provides that Mr. Richel's termination shall be deemed to have occurred on the anniversary date preceding the notice of termination. Mr. Richel's Employment Agreement further provides that upon the occurrence of a change in control, as defined in the Employment Agreement, in the event Mr. Richel is terminated for reasons other than cause or in the event Mr. Richel, within eighteen months of the change in control resigns his employment for the reasons discussed above, he shall be entitled to receive his then current base salary for the remaining term of the Employment Agreement. The Employment Agreement also prohibits Mr. Richel from competing with the Bank for a period of one year following the termination of his employment.

          In the event of a change in control, based upon the 1997 salary, Mr. Richel would have received approximately $2,325,000 in severance payments, including all tax allowances, in addition to other cash and non-cash benefits provided for under the Employment Agreement, assuming a lump sum payout.

          On January 8, 1997, Mr. Michael J. Griffin was hired to serve as President and Chief Operating Officer of the Bank. In connection with his employment, the Company entered into an employment agreement with Mr. Griffin. Pursuant to the agreement, Mr. Griffin is to be employed for a term of two years. He is to receive an annual base salary of $155,000. In addition, depending upon the Bank's performance, Mr. Griffin is entitled to receive a bonus in an amount of up to 30% of his base salary. The Bank has also established a Supplemental Retirement Plan for Mr. Griffin. Mr. Griffin's agreement permits the Bank to terminate Mr. Griffin's employment for cause. Cause is defined under Mr. Griffin's agreement in the same manner as it is defined under Mr. Richel's Employment Agreement. In the event Mr. Griffin is terminated for reasons other than cause, or in the event Mr. Griffin resigns because he is reassigned to a position of lesser rank or status than Chief Operating Officer, his principal place of employment is moved by more than 30 miles from its current place, or his compensation or other benefits are reduced (unless such reduction is part of an overall salary reduction program applicable to three or more executive employees of the Bank), Mr. Griffin will be entitled to receive his then current base salary through the remaining term of the agreement. In addition, the Bank will continue to maintain Mr. Griffin's insurance and other benefits in effect through the end of the term of the agreement. Mr. Griffin's agreement further provides that upon the occurrence of a change in control, as defined in the agreement, if Mr. Griffin is terminated for reasons other than cause or in the event Mr. Griffin, within 18 months of the change in control, resigns his employment for the reasons set forth above, he shall be entitled to receive a lump sum payment equal to two times his then current base salary. The agreement also prohibits Mr. Griffin from competing with the Bank for a period of six months following termination of his employment for any reason other than after a change in control.

          In the event of a change in control, based upon Mr. Griffin's contractually required 1997 salary, Mr. Griffin would receive approximately $310,000 as severance, in addition to other cash and non-cash benefits provided for under his agreement.

          Change in Control Agreements. The Company and the Bank have entered into Change in Control Agreements ("CIC Agreements") with Messrs. Hunt, Jehle and Lenihan. The CIC Agreements expire in January, 1999, unless renewed. These CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control of the Bank or the Company the officer, or in the event of death, his or her beneficiary, will be entitled to receive a severance payment equal to two times the officer's average annual compensation for the two years preceding termination. The CIC Agreements define a change in control generally to mean (i) a plan of reorganization, merger or sale of substantially all of the assets of the Company in which the Company is not the resulting entity; (ii) changes to the Board of Directors of the Company whereby individuals who constitute the current Board of Directors cease to constitute a majority of the Board of Directors, subject to certain exceptions; (iii) a change in control as defined by HOLA and the rules and regulations of the Office of Thrift Supervision ("OTS") in effect as of the date of the CIC Agreements; (iv) the acquisition by any person, directly or indirectly, of securities of the Company representing 25% or more of the Company's outstanding securities ordinarily having the right to vote for the election of directors; (v) a proxy statement soliciting proxies from shareholders of the Company is distributed by someone other than current management of the Company, seeking shareholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Company; or (vi) a tender offer is made for 25% or more of the voting securities of the Company and shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror. Payments and benefits under the CIC Agreements together with payments under any other benefit plans may constitute an excess parachute payment under
     Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank.

          Supplemental Executive Retirement Plans. The Bank maintains a non-qualified supplemental executive retirement plan ("SERP") for Mr. Richel. If Mr. Richel dies while employed by the Bank but before his normal retirement date, his designated beneficiary will receive payment in twenty equal annual installments. The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of the Bank, however, the Bank has purchased a life insurance policy on the life of Mr. Richel to provide the assets to meet its obligations under the SERP. Under Mr. Richel's SERP, the benefits to be paid are to be increased to account for any tax liabilities Mr. Richel may incur under Section 280G of the Code.

          The following table indicates the expected aggregate annual retirement benefit payable from the SERP to Mr. Richel.

                             Years of Benefit Service
                                   at Retirement
                       ------------------------------------
           High 5-Year
             Average
          Earnings (1)      25          30          35
          ------------   ---------   --------    --------
            $ 60,000    $  30,000    $  6,000    $ 42,000
            $ 80,000    $  40,000    $ 48,000    $ 56,000
            $100,000    $  50,000    $ 60,000    $ 70,000
            $150,000    $  75,000    $ 90,000    $105,000
            $200,000     $100,000    $120,000    $140,000
            $250,000     $125,000    $150,000    $175,000
            $300,000     $150,000    $180,000    $210,000
            $350,000     $175,000    $210,000    $245,000
            $400,000     $200,000    $240,000    $280,000
            $450,000     $225,000    $270,000    $315,000
            $500,000     $250,000    $300,000    $350,000

          --------------------

          (1)  Mr. Richel has 24 years of credited service under the SERP.


          The Bank maintains separate SERPs for Messrs. Griffin, Hunt, Jehle and Lenihan. A participant's benefit under each SERP is a percentage of the participant's final average compensation. Under these SERPs, the final average compensation is determined by taking the average of the participant's highest three years of total compensation out of their last five years of total compensation. Each SERP is designed so that each participant will receive an annual benefit equal to 45% of their final average compensation at age 55.
     If the participant continues their employment with the Bank until age 65, such participant's annual benefit will proportionately increase until it equals 60% of their final average compensation. In addition, upon the occurrence of a change in control, as defined in each SERP, a participant's annual benefit will automatically be increased to 60% of their final average compensation. Participants may receive a benefit upon retiring at age 55 or thereafter. Annual payments will be made for the life of the Plan participant, and upon the participant's death, for the remaining life of the participant's spouse. If both the participant and their spouse die prior to receiving 20 annual payments under these SERPs, the lump sum present value of 20 annual payments less the annual payments already received will be paid to the participant's or their spouse's estate.

          Incentive Stock Option Plan. The Company maintains the Incentive Option Plan which provides discretionary awards to officers and key employees as determined by the Stock Option Subcommittee of the Compensation/Benefits Committee of the Board of Directors, which members consist of disinterested directors who administer the Incentive Option Plan. The following table lists all grants of options under the Incentive Option Plan to the named executive officers for 1997 and contains certain information about the present value of those options based upon certain assumptions.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS
                       Number of
                       Securities  % of Total                     Present
                       Underlying  Option/SARs Exercise           Value of
                      Options/SARs Granted to   or Base          Option on
                        Granted   Employees in   Price Expiration Date of
     Name                (#)(1)    Fiscal Year  ($/SH)    Date    Grant($)
     ----                ------    -----------  ------    ----    --------

     Victor M. Richel    25,000       22.79%    $22.48  12/08/07 $140,000(2)
     Michael J. Griffin  31,700       28.90%    $14.33  01/07/07 $104,293(3)
                          7,500        6.84%    $22.48  12/08/07 $ 42,000(2)

     Bernard F. Lenihan   7,500        6.84%    $22.48  12/08/07 $ 42,000(2)

     Augustine F. Jehle   5,000        4.56%    $22.48  12/08/07 $ 28,000(2)

     Robert H. Hunt, Jr.  5,000        4.56%    $22.48  12/08/07 $ 28,000(2)

     --------------------

     (1) Options granted to Messrs. Richel, Lenihan, Jehle and Hunt pursuant to the Incentive Option Plan become exercisable in five equal annual installments commencing on December 9, 1998, the first anniversary date of the grant. Options granted to Mr. Griffin also become exercisable in five equal annual installments, commencing January 7, 1998 for 31,700 options granted in January, 1997 and December 9, 1998 for 7,500 options granted in December, 1997. To the extent not already exercisable, the options become exercisable upon death, disability or upon a change in control of the Company.

     (2) The present value has been estimated using the Black-Scholes option pricing model and the following assumptions: dividend yield of 1.96%, expected volatility of 21.50% and a risk-free interest rate of 5.90%.

     (3) The present value has been estimated using the Black-Scales option pricing model and the following assumptions: dividend yield of 2.79%, expected volatility of 21.30% and a risk-free interest rate of 6.32%.

          The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the named executive officers as of December 31, 1997. Also reported are the value of "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                        YEAR AND FY-END OPTION/SAR VALUES

                                               Number of
                                               Securities  Value of Unexercised
                                               Underlying      In-the-Money
                            Shares            Unexercised   Options/SARs at FY-
                           Acquired           Options/SARs   End($) (based on
                              on     Value    at FY-End (#)  $24.00 per share)
                           ExerciseRealized   Exercisable/    (E)Exercisable/
     Name                     (#)     ($)    Unexercisable  (U)Unexercisable(1)
     ----                     ---     ---    -------------- -------------------
     Victor M. Richel           0      0     26,450/130,800 $312,375/$1,287,498
     Michael J. Griffin         0      0        0/39,200        $0/$317,939
     Bernard F. Lenihan         0      0      6,340/32,860   $74,875/$310,902
     Augustine F. Jehle         0      0      2,116/13,464    $24,990/$107,560
     Robert H. Hunt, Jr.        0      0      6,340/30,360    $74,875/$307,102

     ------------

     (1) Market value of the underlying securities at year end ($24.00) minus the exercise price per share. Options vest at an annual rate of 20% of the original amount granted, subject to acceleration in certain circumstances.


     Transactions With Certain Related Persons

          The Bank has had, and is likely in the future to have, banking transactions in the ordinary course of its business with the Company's and the Bank's directors, executive officers and their affiliates (each a "related party" and collectively, the "related parties").
     Past transactions were, and future transactions will be, on the same terms and conditions as are prevailing at the time such transactions occur for comparable transactions with unrelated borrowers and are not believed to involve more than the normal risk of repayment.


                              INDEPENDENT AUDITORS

          The Company's independent auditors for the fiscal year ended December 31, 1997 were KPMG Peat Marwick LLP and the Company's Board of Directors has appointed KPMG Peat Marwick LLP to continue as independent auditors for the Bank and the Company for the year ending December 31, 1998.

          Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.


                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by regulation of the SEC to furnish the Company with copies of all
     Section 16(a) forms they file.

          Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the year ended December 31, 1997, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met, except that, in connection with his initial statement of beneficial ownership, Mr. Sharkey omitted certain shares held by corporations deemed to be controlled by him. After being advised that he is deemed the owner of these shares, Mr. Sharkey amended his initial statement of beneficial ownership to include an additional 5,200 shares.


                             ADDITIONAL INFORMATION

     Shareholder Proposals

          To be considered for inclusion in the company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Shareholders, a shareholder proposal must be received by the Secretary of the Company at the address set forth on the first page of this Proxy Statement not later than December 17, 1998.

     Advance Notice of Shareholder Nominations to the Board of Directors

          The Bylaws of the Company provide an advance notice procedure for a shareholder to properly submit nominations to the Board of Directors. The shareholder must give written advance notice to the Secretary of the Company not less than fifty (50) days nor more than seventy-five (75) days prior to the date of the shareholder meeting, irrespective of any deferrals, postponements or adjournments thereof to a later date; provided, however, that in the event that less than sixty (60) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The advance notice to the Secretary of the Company must include certain information regarding the shareholder and the nominee or nominees. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to a shareholder meeting any shareholder nominations to the Board of Directors which do not meet all of the requirements set forth in the Bylaws of the Company or do not meet all of the requirements established by the SEC for inclusion in effect at the time such nominations are received.

                            STATEWIDE FINANCIAL CORP.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                  Solicited on Behalf of the Board of Directors

          The undersigned hereby appoints the Board of Directors or any survivor thereof to vote all of the shares of Statewide Financial Corp. ("Statewide") standing in the undersigned's name at the Annual Meeting of Shareholders of Statewide, to be held at the Newark Airport Marriott, Newark International Airport, Newark, New Jersey 07114, on Wednesday, May 6, 1998, at 10:30 A.M., and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

          This proxy will be voted as specified below. If no choice is specified, the proxy will be voted "FOR" Management's Nominees to The Board of Directors.

          The Board of Directors recommends a vote "FOR" approval of Management's Nominees to The Board of Directors.

          1. Election of the following two (2) nominees to each serve for a three (3) year term of office as directors of Statewide:
               Thomas Sharkey, Sr. and Thomas V. Whelan.

                    FOR ALL NOMINEES
               ----

               TO WITHHOLD AUTHORITY FOR ANY OF THE ABOVE NAMED NOMINEES, PRINT THE NOMINEE'S NAME ON THE LINE BELOW:


               --------------------------------------


                    WITHHOLD AUTHORITY FOR ALL NOMINEES
               ----

          2. In their discretion, such other business as may properly come before the meeting.


     Dated:    , 1998.        ---------------------------------
                                   Signature

                              ---------------------------------
                                   Signature

                         (Please sign exactly as your name appears. When signing as an executor, administrator, guardian, trustee or attorney, please give your title as such. If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his name and print his name and title below his signature. If the shares are held in joint name, all joint owners should sign.)

                         PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.